Exhibit 10.28

[Execution Copy]

As of June 9, 2008

Mr. Laurence A. Tosi

388 W. Broadway

Loft B

New York, New York 10012

Dear Laurence:

We are pleased to confirm the terms relating to your becoming a Senior Managing Director (“SMD”) and Chief Financial Officer of Blackstone (as defined below) as soon as possible, but no later than December 10, 2008 (your “Start Date”). This letter agreement (this “SMD Agreement”) shall be effective as of the “as of” date first set forth above (the “Effective Date”) and sets forth the terms of your becoming an SMD with Blackstone (as defined below). “Blackstone” or “Blackstone Entities” means The Blackstone Group L.P. and its current and future affiliates; provided, that the terms “Blackstone” and “Blackstone Entities” do not include any investment fund affiliated with a Blackstone Entity or any portfolio company or underlying investment of any fund affiliated with a Blackstone Entity. The limited liability company agreement, limited partnership agreement or other governing agreement of any Blackstone Entity in which you have a partnership, membership or other participation interest, in each case now or hereafter in existence and as amended and/or restated, is herein called such Blackstone Entity’s “Governing Agreement.” “Active Member” of a Blackstone Entity means a person who is (i) an SMD and (ii) an active member or partner (excluding a withdrawn, retaining withdrawn or deceased member or partner) of such Blackstone Entity.

1. Title; Reporting; Key Responsibilities.

(a) You will be Chief Financial Officer and an SMD of Blackstone.

(b) You will report to Hamilton E. James (“HEJ”), President and Chief Operating Officer of the firm, and, if HEJ is not available, to Stephen A. Schwarzman (“SAS”), Chairman and Chief Executive Officer of the firm.

(c) You will (i) serve on the Executive Committee of Blackstone, (ii) attend meetings of the Management Committee and (iii) have such other duties as are customary for the chief financial officer of a public company.

2. Your Annual Draw; Health and Related Benefits, Guaranteed Compensation.

(a) Except as otherwise provided herein, you will be paid such distributions and benefits as may be determined by Blackstone from time to time. Effective as of your Start Date, you will be entitled to take a draw at an annual rate equal to the annual draw of other SMDs generally (which rate currently is $350,000 (prorated for any portion of a calendar year in which you are not an SMD)), payable in equal monthly installments against your allocable share of the net pre-tax income of certain Blackstone Entities and/or your annual bonus compensation (including the 2008 Minimum Comp (defined below) for purposes of the 2008 calendar year). You understand and agree that (x) the amounts and types of your distributions remain at all times subject to the sole discretion of Blackstone and are subject to change at any time and (y) Blackstone may alter, amend, modify, discontinue or supplement any and all benefits, policies and programs at any time in its sole discretion, except in each case for 2008 Minimum Comp as provided in Section 2(d) below and your percentage of net management fee income and carried interest for 2009 as provided in Section 2(e) below. Your annual bonus may be subject to Blackstone’s policies regarding minimum deferral on a basis generally consistent with other SMDs; provided that you shall not be required by Blackstone to defer any portion of the 2008 Minimum Comp.

(b) You will also receive health care insurance and other benefits related to such health care insurance comparable to those provided generally to all SMDs. You hereby acknowledge that, as an SMD, you will be responsible for the payment of such insurance and other benefits on the same basis generally as other SMDs. You will also receive all other benefits generally available to other SMDs, including five weeks of annual vacation (prorated for any calendar year in which you are an SMD for less than the entire calendar year).

(c) During your service at Blackstone (in any capacity) and until the expiration of all transfer restrictions applicable to any limited partner interests or units you may hold of Blackstone Holdings or The Blackstone Group L.P., respectively (collectively, the “BX Units”), you agree (on behalf of yourself and any and all estate planning vehicles, partnerships or other legal entities controlled by or affiliated with you (“Affiliated Vehicles”)) that all BX Units held by you and all such Affiliated Vehicles will only be held in an account at Blackstone’s equity plan administrator or otherwise administered by such administrator.

(d) If (i) you are still an SMD with Blackstone on December 31, 2008, (ii) Blackstone terminates your services as an SMD without Cause (as defined below, except that for purposes of this Section 2(d), Section 3(c)(ii) and Section 3(c)(iii), all determinations of Cause shall be made using an objective, reasonable person standard) prior to December 31, 2008 or (iii) Blackstone breaches its agreement to commence your service on the terms specified in Section 1 on or about your Start Date, you will be entitled to guaranteed minimum aggregate compensation of $3,500,000 cash for 2008 (“2008 Minimum Comp”), which amount includes the pro rated amount of your annual draw as set forth in Section 2(a) for services performed in 2008 and your annual bonus (including any portion of such amounts that you may, at your sole discretion, elect to defer). If your service as an SMD is terminated by Blackstone without Cause prior to December 31, 2008 or Blackstone breaches its agreement to commence your service on the terms specified in Section 1 on or about the Start Date, your 2008 Minimum Comp shall be paid to you within 30 days of such termination or the elapsed Start Date, as applicable.

(e) If you are still an SMD with Blackstone on December 31, 2009, you will be entitled to (i) 0.215% of the net management fee income (before SMD compensation and taxes except New York City unincorporated business tax) from Blackstone Entities that generate (non-performance/non-incentive) management fees from investment funds and portfolio companies affiliated with any Blackstone Entities and (ii) 0.2% of the profit sharing percentage in all Blackstone carried interest vehicle transactions that close after January 1, 2009, subject to applicable vesting. Carried interest with respect to any transaction will be subject to customary obligations and conditions contained in the Governing Agreements of the Blackstone Entity (e.g., vesting, clawback, holdback, capital commitment obligations, forfeitures, future dilution) on the same terms applicable to other SMDs generally working on such transaction.

3. Side-by-Side Investment; Funds of Funds; Deferred Units.

(a) Side-by-Side Allocations. You will also be allocated $1,250,000 for each election period (or approximately $2,500,000 per year at a normalized investment rate) (subject to proration for any portion of an annual election period in which you are not an SMD) in side-by-side investment opportunities generated through BCP V, BREP VI, BREP International II and Blackstone Mezzanine Partners II L.P. (and/or other side-by-side investment opportunities that become available to SMDs generally), such aggregate amount to be allocated among the foregoing funds for each annual election period in proportion, as nearly as practicable, to the amounts of side-by-side investment opportunities available through the respective funds for such annual election period; provided that (i) your allocations will provide you the opportunity, but not the obligation, to invest personally and (ii) your allocations in 2008 shall be made available only if you can demonstrate to Blackstone that you are a “qualified purchaser” under the Securities Act of 1933, as amended.

(b) Funds of Funds. You will have the opportunity, but not the obligation, to invest personally in Blackstone’s fund of funds investment products managed by Blackstone Alternative Asset Management L.P. (or its successor, “BAAM”) as long as you serve as an SMD, subject to the same limitations on exclusions from management fees or incentive fees that are applicable to other SMDs generally with respect to their BAAM investments; provided that you invest an amount in such fund of funds investment products that is reasonably consistent with amounts invested therein generally by other SMDs, as determined by Blackstone.

(c) Deferred Unit Awards

(i) Start Date Awards. You will receive promptly after the Start Date, two equity-based awards (the “Start Date Awards”) under Section 8 of the Blackstone Group L.P. 2007 Equity Incentive Plan (the “Plan”) equal, respectively, to:

1.	155,764 deferred partnership units (“Partnership Units”) of Blackstone Holdings (as defined in the IPO registration statement of The Blackstone Group L.P.) (“Deferred Units”) (the “Sign-On Grant”); and

2.	338,381 Deferred Units (the “Make-Whole Grant”), representing the forfeiture of compensation-related items from Merrill Lynch (the “Forfeited Equity”).

(ii) 2008 Equity Bonus Award. In addition to the Start Date Awards, if (A) you are still an SMD with Blackstone on the date in calendar year 2009 when bonuses generally are paid to other SMDs in respect of calendar year 2008 (e.g., around January 15, 2009), (B) Blackstone terminates your services as an SMD without Cause prior to such payment date or (C) Blackstone breaches its agreement to commence your service on the terms specified in Section 1 on or about your Start Date, then you will receive an equity-based award under Section 8 of the Plan equal to $4,500,000 of Deferred Units, calculated using the 30-day volume weighted average trading price of Partnership Units prior to the date of grant (the “2008 Equity Bonus Grant” and, together with the Start Date Awards, the “Awards”).

(iii) Vesting. The Deferred Units will vest as follows:

1.	The Deferred Units underlying the Sign-On Grant will vest 100% on the fifth anniversary of the Start Date (with no partial period vesting);

2.	The Deferred Units underlying the Make-Whole Grant will vest and any restrictions shall lapse in accordance with the vesting schedule of the Forfeited Equity (as set forth on Schedule A); and

3.	The Deferred Units underlying the 2008 Equity Bonus Grant will vest such that 20% vest upon each of the first, second, third, fourth and fifth anniversaries of the grant date; provided that if the 2008 Equity Bonus Grant is granted on the date set forth in clause (B) or clause (C) of paragraph (ii) above, then the Deferred Units underlying the 2008 Equity Bonus Grant shall be 100% vested on the applicable date of grant.

The unvested portion of your Awards will be terminated and will be null and void (and cease to represent a right to receive Partnership Units) once you are no longer an SMD of Blackstone for any reason, except that the then-outstanding, but unvested portion of your Awards will become fully vested (and not subject to call rights or repurchase rights, except as described in Section 3(c)(v) below or in the Non-Competition Agreement) if (i) your service with Blackstone is terminated by Blackstone without Cause or as a result of your death, permanent disability or (ii) there is a Change in Control (as defined in the partnership agreements of Blackstone Holdings). The unvested portion of your Award (and any vested Deferred Units which have been retained and not yet delivered to you pursuant to Section 3(c)(iv) below) will also be terminated and be null and void upon the termination of your service with Blackstone for Cause.

(iv) Delivery of Partnership Units. As of each vesting date with respect to your Awards, the number of Partnership Units corresponding to the vested portion of the respective Awards shall be delivered to you; provided, however, that any such Partnership Units that would otherwise be subject to continuing transfer and forfeiture restrictions as described in Section 3(c)(v) shall not be delivered to you as of the relevant vesting date and shall instead be retained by Blackstone and delivered to you as of the date on which the related transfer restrictions lapse and, in the event your services as an SMD are terminated, forfeiture restrictions lapse. Prior to the delivery of the underlying Partnership Units, you will not be the actual owner of the Partnership Units underlying your Awards and will not have any voting rights or rights with respect to distributions with respect to such Partnership Units, except as provided in Section 3(c)(vi) below.

(v) Post-Vesting Transferability and Forfeiture Restrictions. The Partnership Units delivered to you under any vested portion of your Deferred Units will generally be freely transferable after vesting (subject to the partnership agreements of Blackstone Holdings and any trading procedures established by Blackstone and generally applicable to SMDs), except that (i) you may only transfer up to 33 1/3%, 66 2/3% and 75% of the aggregate number of Deferred Units which vested under each Award on and after the first, second and third anniversaries, respectively, of your Start Date and (ii) you will not be permitted to transfer more than 75% of the aggregate number of Deferred Units which vested under your Awards during your service with Blackstone and, following your termination of service, during the non-compete and non-solicit periods described in the Non-Competition Agreement. The Partnership Units underlying your Awards which are unvested or which are not transferable and thus remain undelivered pursuant to Section 3(c)(iv), will also remain subject to the forfeiture terms described under Section 3(c)(v) hereof and Section IV of the Non-Competition Agreement until such restrictions lapse. All transfer restrictions will lapse upon (i) your death or permanent disability or (ii) a Change in Control.

(vi) Dividends. To the extent that distributions or dividends are made with respect to Partnership Units underlying your Deferred Units (i.e., those Partnership Units that have not yet been delivered to you), you will receive such distributions or dividends with respect to those Deferred Units (whether or not vested and/or delivered) related to Blackstone earnings accruing during the periods you are associated with Blackstone; provided that you will not be entitled to dividends if you do not hold your vested units on any record date (due to for example, your selling such units prior to a record date).

4. Compliance Policies; Non-Competition.

(a) You acknowledge and agree that you are subject to all applicable provisions of the Blackstone compliance policies applicable to you that have been made available to you, including the Compliance Policies and Procedures Manual (to the extent applicable to you), Investment Adviser Compliance Policies and Procedures and its related supplements (each, to the extent applicable to you), and USA Patriot Act Anti-Money Laundering Policies, as well as Blackstone’s Code of Business Conduct and Ethics (including the Code of Ethics for Financial Professionals, if applicable) and the Employee Handbook and Business Continuity Plan (or in the case of UK-based SMDs, the U.K. AML Manual and U.K. Compliance Manual) (collectively, the “Blackstone Compliance Policies”).

(b) You acknowledge that you have executed the SMD Non-Competition and Non-Solicitation Agreement, attached hereto as Schedule B (the “Non-Competition Agreement”), and agree that the terms thereof are incorporated herein by reference.

(c) Subject to Section 5.5 of the Agreement of Limited Partnership of The Blackstone Group L.P., you acknowledge and agree that becoming a party to this SMD Agreement does not afford you any rights with respect to the management and/or operation of Blackstone.

5. Termination; Resignation

(a) You acknowledge and agree that Blackstone may terminate your service at any time for any reason, or for no reason at all with or without Cause; provided, however, that Blackstone shall provide you with written notice at least ninety days prior to the date of the termination of your service during which Blackstone may elect to place you on paid leave for all or part of such ninety-day period; provided, further, that during such ninety-day period, you shall continue to receive your base draw and benefits, subject to applicable law and the payment of benefits-related premiums, but shall not receive or participate in any profit sharing or bonus arrangements (including participation in any carried interest or fee-sharing program).

(b) Notwithstanding the foregoing, you acknowledge and agree that Blackstone may terminate your services hereunder for Cause and such termination shall be effective immediately. For purposes of this SMD Agreement, Cause means the occurrence or existence of any of the following as determined fairly, reasonably, on an informed basis and in good faith by Blackstone: (i) (w) any breach by you of any provision of the Non-Competition Agreement, (x) any material breach of any rules or regulations of Blackstone applicable to you, (y) your deliberate failure to perform your duties to Blackstone, or (z) your committing to or engaging in any conduct or behavior that is or may be harmful to Blackstone in a material way; provided that, in the case of any of the foregoing clauses (w), (x), (y) and (z), Blackstone has given you written notice (a “Notice of Breach”) within fifteen days after Blackstone becomes aware of such action and you fail to cure such breach, failure to perform or conduct or behavior within fifteen days after receipt by you of such Notice of Breach from Blackstone (or such longer period, not to exceed an additional fifteen days, as shall be reasonably required for such cure, provided that you are diligently pursuing such cure); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against Blackstone; or (iii) conviction (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or crime (including any misdemeanor charge involving moral turpitude, false statements or misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery), or a determination by a court of competent jurisdiction, by a regulatory body or by a self-regulatory body having authority with respect to securities laws, rules or regulations of the applicable securities industry, that you individually have violated any applicable securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body (including, without limitation, any licensing requirement), if such conviction or determination has a material adverse effect on (A) your ability to function as an SMD, taking into account the services required of you and the nature of Blackstone’s business or (B) the business of Blackstone.

(c) You agree to provide Blackstone with written notice of your intention to terminate your service with Blackstone at least ninety days prior to the date of such termination (the “Notice Period”). Written notice pursuant to this Section 5(c) shall be provided to any of the Chief Executive Officer, Chief Operating Officer or Chief Legal Officer of Blackstone. During the Notice Period, you shall perform any and all duties as directed by Blackstone, in its sole discretion.

(d) You shall be placed on garden leave status for a period commencing on the day following the conclusion of the ninety-day Notice Period and continuing for ninety days thereafter (the “Garden Leave Period”). During the Garden Leave Period, you shall continue to receive your base draw and benefits, subject to the payment of related premiums, but shall not receive or participate in any profit sharing or bonus arrangements (including participation in any carried interest or fee-sharing program). During the Garden Leave Period, you shall not be required to carry out any duties for or on behalf of Blackstone. You agree that you will not enter into any employment or other business relationship with any other employer or otherwise prior to the conclusion of the Garden Leave Period.

(e) The provisions of Sections 5(c) and 5(d) shall not be applicable in instances in which your service with Blackstone is terminated by Blackstone with or without Cause (including if Blackstone elects to terminate your service during the Garden Leave Period).

6. Representations, Warranties and Covenants.

(a) Except as set forth on Schedule 6(a) and except for the agreements, arrangements and plans listed on Schedule 6(a) hereto (true, correct and complete copies of which have been delivered to Blackstone prior to the date hereof), you represent and warrant, as of the date hereof and (except as would not materially impair your ability to perform your duties as described herein) as of your Start Date, as follows:

(i) This SMD Agreement and the Non-Competition Agreement (this SMD Agreement and the Non-Competition Agreement being herein collectively called the “Other Business Agreements”), constitute valid and binding obligations of you and your affiliates, enforceable against you or any of your affiliates in accordance with the terms thereof.

(ii) You are not subject to:

1. any restrictive covenants, including without limitation, relating to competition, solicitation or confidentiality (other than general obligations to maintain confidentiality consistent with your fiduciary and other executive duties), arising from any agreement, oral, written or otherwise, between you and any Other Person (as defined below); or

2. any agreement, oral, written or otherwise, between you and any Other Person, or any common law, statutory or fiduciary duty owed to any Other Person, that will in any way (I) materially compromise, limit or restrict your ability to perform your duties commencing on your Start Date on behalf of all Blackstone Entities pursuant to any Other Business Agreement, (II) purport to bind contractually or otherwise any of the Blackstone Entities, or (III) subject any Blackstone Entity (or any partner, member, affiliate, officer or employee of any of the foregoing) to any liability of any kind or to any claim by any Other Person.

“Other Person” means any corporation, partnership, limited liability company, sole proprietorship or other person, entity or association (other than a Blackstone Entity), including, without limitation, any Employer-affiliated Entity (as hereinafter defined). “Past or Present Employer” means any corporation, partnership, limited liability company, sole proprietorship or other person, entity or association with which you have or have had any employment, partnership, limited liability company, consulting or similar business relationship or of which you are or have been an officer or director. “Employer-affiliated Entity” means, collectively, any Past or Present Employer and any corporation, partnership, limited liability company, sole proprietorship or other person, entity or association that is an affiliate, subsidiary, predecessor or successor of any Past or Present Employer.

(iii) None of (A) the execution, delivery and performance of any of the Other Business Agreements, (B) the consummation of the transactions contemplated hereby or thereby or (C) compliance by you with any of the provisions hereof or thereof will (x) (I) violate or conflict with, or result in a breach of, or default under, any of the provisions of any contract, agreement or other instrument or obligation (including, without limitation, any common law, statutory or fiduciary duty) to which you are a party, or by which you or any of your properties or assets may be bound or affected (including, without limitation, any agreement with, or any common law, statutory or fiduciary duty owed to, any Employer-affiliated Entity), or (II) subject any Blackstone Entity (or any partner, member, affiliate, officer or employee of any of the forgoing) to any liability of any kind or to any claim by any Other Person; (y) result in a violation of any law, statute, rule, regulation, order, writ, injunction or decree applicable to you or to your properties or assets; or (z) require any consent or approval by, or any notification of, or filing with, any person (including any Employer-affiliated Entity, governmental body or self-regulatory organization).

(iv) There are no actions, suits, governmental investigations, claims or other legal proceedings pending or, to your knowledge, threatened against you.

(v) You have not, directly or indirectly, solicited any partners, members, executives, officers or employees of any Other Person (including, without limitation, any Employer-affiliated Entity) for any employment, partnership, limited liability company, consulting or similar business relationship with Blackstone or any other entity.

(vi) You have all of the proper and necessary licenses (regulatory or otherwise) to conduct your business activities contemplated by this SMD Agreement.

(vii) You have not violated, in any manner that might affect Blackstone, any of the applicable provisions of any Employer-affiliated Entity’s employment agreements, employee handbooks, benefit plans and similar instruments to which you are or were subject prohibiting competition with such Employer-affiliated Entity, solicitation of its clients or solicitation and/or hiring of its employees (collectively referred to herein as “Employer-affiliated Entity Restrictive Provisions”).

(b) You covenant and agree that you will at all times (i) perform your obligations under the Other Business Agreements in a manner (A) consistent with: (I) your obligations under all other agreements to which you are a party, or by which you or any of your properties or assets may be bound or affected (including, without limitation, any agreement with any Employer-affiliated Entity), and (II) any other legal obligations or duties to any Other Person (including without limitation, any common law, statutory or fiduciary duties owed to any Other Person), (ii) act in good faith in a manner that you reasonably believe to be in Blackstone’s best interests; and (iii) remain in full compliance with all Employer-affiliated Entity Restrictive Provisions to which you are subject.

(c) Blackstone represents and warrants that the Other Business Agreements constitute valid and binding obligations of Blackstone and its affiliates, enforceable against Blackstone or its affiliates in accordance with the terms thereof.

7. Arbitration; Venue. Any dispute, controversy or claim between you and Blackstone, arising out of or concerning the provisions of this SMD Agreement, your service with Blackstone or otherwise concerning any rights, obligations or other aspects of your relationship with Blackstone, shall be finally resolved in accordance with the provisions of Section VII of the Non-Competition Agreement. Without limiting the foregoing, you acknowledge that a violation on your part of this SMD Agreement would cause irreparable damage to Blackstone. Accordingly, you agree that Blackstone will be entitled to injunctive relief for any actual or threatened violation of this SMD Agreement in addition to any other remedies it may have.

8. Successors and Assigns. This SMD Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective predecessors, successors, assigns, heirs, executors, administrators and personal representatives, and each of them, whether so expressed or not, and to the extent provided herein, the affiliates of the parties and Blackstone. This SMD Agreement is not assignable by you without the prior written consent of Blackstone, and any attempted assignment of this SMD Agreement, without such prior written consent, shall be void.

9. Entire Agreement. This SMD Agreement (including the schedule hereto, which is incorporated herein by reference and made a part hereof), embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersedes and terminates any prior understandings, agreements or representations, written or oral, which may have related to the subject matter hereof or thereof in any way, except, to the extent you become a party thereto after the date hereof, for any (i) governing agreements of the general partners or managing members (collectively, “General Partners”) of Blackstone sponsored investment funds; and (ii) any guarantees executed by you for the benefit of any limited partners or General Partners of any Blackstone sponsored investment fund in respect of any “clawback” obligation to such Blackstone sponsored investment fund. For the sake of clarity, to the extent of any conflict between Sections 2 and 3 of this SMD Agreement, on the one hand, and the Plan or any Governing Agreement, on the other hand, the provisions of Sections 2 and 3 of this SMD Agreement shall govern.

10. No Implied Duty. Except as otherwise expressly provided in this SMD Agreement, neither the Blackstone Entities nor any of their members, partners or affiliates will be under any duty, express or implied, of any kind or nature whatsoever (including, without limitation, any implied duty of good faith and fair dealing) to have revenues, earnings, income or carried interest distributions of any particular amount or at any particular level such that you will be entitled to compensation, earnings, income or distributions of any particular amount, to cause any amount to be available for distribution to any person, or to distribute any amount to any person, or to maintain your profit sharing percentage at, or raise your profit sharing percentage to, any level, or to retain you as a member or partner of any Blackstone Entity for any period of time or through any particular date that may be necessary to entitle you to receive any amount.

11. Legal Fees. Blackstone will reimburse you for your legal fees and expenses related to the negotiation and execution of this SMD Agreement; provided that such reimbursement shall not exceed $15,000.

12. Indemnification. You will be entitled to the indemnification provisions on the terms provided in the partnership agreements of Blackstone Holdings (in the form that they exist at the relevant time of such indemnification with respect to the senior executive officers of Blackstone), during and following the termination of your service with Blackstone, and your rights under this Section 12 and partnership agreements of Blackstone Holdings shall survive indefinitely regardless of termination of this SMD Agreement for any reason.

13. Headings. The section headings in this SMD Agreement are for convenience of reference only and shall in no event affect the meaning or interpretation of this SMD Agreement.

14. Modification or Waiver in Writing. This SMD Agreement may not be modified or amended except by a writing signed by each of the parties hereto. No waiver of this SMD Agreement or of any promises, obligations or conditions contained herein shall be valid unless in writing and signed by the party against whom such waiver is to be enforced. No delay on the part of any person in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any person of any such right, remedy or power, nor any single or partial exercise of any such right, remedy or power, preclude any further exercise thereof or the exercise of any other right, remedy or power.

15. Blackstone Partnership Agreement. This SMD Agreement shall be treated as part of the partnership agreements of Blackstone Holdings for purposes of Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations. Unless otherwise determined by Blackstone, the amounts payable hereunder shall be paid to you in your capacity as a member or partner of one or more applicable Blackstone Entities and shall be appropriately reflected on your IRS Schedule(s) K-1. The parties do not intend to create an employer-employee relationship hereby and no amounts payable hereunder shall be treated as compensation paid to an employee for tax purposes. You covenant and agree that you will pay all U.S. federal, state, local and foreign taxes on the amounts payable hereunder that are required by law to be paid by you.

16. Governing Law. This SMD Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

17. Counterparts. This SMD Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

18. Conditions. This SMD Agreement shall not be effective until the completion of a satisfactory drug screening and background check (with respect to education, criminal, employment and credit records). You hereby acknowledge and accept Blackstone’s employee policies and procedures.

WHEREOF, the parties hereto have duly executed this Senior Managing Director Agreement as of the date first above written,

BLACKSTONE HOLDINGS I L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman
Title:	Chairman and Chief Executive Officer

By:	/s/ Laurence A. Tosi
(Please sign above)

Print Name: Laurence A. Tosi

SMD Non-Competition and Non-Solicitation Agreement

This SMD Non-Competition and Non-Solicitation Agreement, dated as of June 9, 2008 (the “Non-Competition Agreement”), between Blackstone Holdings I L.P., a Delaware limited partnership, Blackstone Holdings II L.P., a Delaware limited partnership, Blackstone Holdings III L.P., a Delaware limited partnership, Blackstone Holdings IV L.P., a Québec société en commandite, and Blackstone Holdings V L.P., a Québec société en commandite (collectively, “Blackstone Holdings” and, together with its subsidiaries and affiliated entities, “Blackstone”), and each of the other persons from time to time party hereto (each, an “SMD”).

WHEREAS,

(a) Each SMD acknowledges and agrees that it is essential to the success of Blackstone that Blackstone be protected by non-competition and non-solicitation agreements that will be entered into by such SMD and other SMDs of Blackstone;

(b) Each SMD acknowledges and agrees that Blackstone would suffer significant and irreparable harm from SMD competing with Blackstone after the termination of SMD’s service with Blackstone; and

(c) Each SMD acknowledges and agrees that in the course of such SMD’s service with Blackstone, such SMD has been and will be provided with Confidential Information (as hereinafter defined) of Blackstone, and has been and will be provided with the opportunity to develop relationships with investors and clients, prospective investors and clients, employees and other agents of Blackstone, and such SMD further acknowledges that such Confidential Information and relationships are extremely valuable assets in which Blackstone has invested and will continue to invest substantial time, effort and expense;

NOW, THEREFORE, for good and valuable consideration, each SMD and Blackstone hereby covenant and agree to the following restrictions which such SMD acknowledges and agrees are reasonable and necessary to protect the legitimate business interests of Blackstone and which will not unnecessarily or unreasonably restrict such SMD’s professional opportunities should his or her service with Blackstone terminate:

I. Non-Competition and Non-Solicitation Covenants

A. Non-Competition. Each SMD shall not, directly or indirectly, during such SMD’s service with Blackstone, and for a period ending twelve months following (i) the termination by Blackstone of such SMD’s service pursuant to Sections 5(a) or 5(b) of the SMD Agreement, or (ii) the commencement of such SMD’s Garden Leave Period pursuant to Section 5(d) of the SMD Agreement, associate (including but not limited to association as a sole proprietor, owner, employer, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Business or any of the affiliates, related entities, successors or assigns of any Competitive Business; provided however that with respect to the equity of any Competitive Business which is or becomes publicly traded, such SMD’s ownership as a passive investor of less than 3% of the outstanding publicly traded stock of a Competitive Business shall not be deemed a violation of this Non-Competition Agreement; provided further that if such SMD’s service with Blackstone is terminated without Cause by Blackstone, then the foregoing period of time will be reduced to 90 days rather than twelve months. For purposes of this Non-Competition Agreement, “Competitive Business” means any business, in any geographical or market area where Blackstone conducts business or provides products or services, that competes with the business of Blackstone, including any business in which Blackstone

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engaged during the term of such SMD’s service and any business that Blackstone was actively considering conducting at the time of such SMD’s termination of service and of which such SMD has, or reasonably should have, knowledge.

B. Non-Solicitation of Clients/Investors. Each SMD shall not, directly or indirectly, during such SMD’s service with Blackstone, and for a period ending twelve months following (i) the termination by Blackstone of such SMD’s service pursuant to Sections 5(a) or 5(b) of the SMD Agreement, or (ii) the commencement of such SMD’s Garden Leave Period pursuant to Section 5(d) of the SMD Agreement, (a) solicit, or assist any other individual, person, firm or other entity in soliciting, the business of any Client or Prospective Client for or on behalf of an existing or prospective Competitive Business; (b) perform, provide or assist any other individual, person, firm or other entity in performing or providing, services similar to those provided by Blackstone, for any Client or Prospective Client; or (c) impede or otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) any business relationship and/or agreement between Blackstone and (i) a Client or Prospective Client or (ii) any supplier.

1. For purposes of this Non-Competition Agreement, “Client” shall mean any person, firm, corporation or other organization whatsoever for whom Blackstone provided services (including without limitation any investor in any Blackstone fund, any portfolio company of a Blackstone fund, any client of any Blackstone business group or any other person for whom Blackstone renders any service) with respect to whom each SMD, individuals reporting to such SMD or individuals over whom such SMD had direct or indirect responsibility, had personal contact or dealings on Blackstone’s behalf during the three-year period immediately preceding such SMD’s termination of service. “Prospective Client” shall mean any person, firm, corporation or other organization whatsoever with whom Blackstone has had any negotiations or discussions regarding the possible engagement of business, investment in a Blackstone fund, investment in or provision of services to any portfolio company of a Blackstone fund, or the performance of business services within the eighteen months preceding such SMD’s termination of service with Blackstone with respect to whom such SMD, individuals reporting to such SMD or individuals over whom such SMD had direct or indirect responsibility, had personal contact or dealing on Blackstone’s behalf during such eighteen-month period.

2. For purposes of this Section I.B., “solicit” means to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any individual, person, firm or other entity, in any manner, to take or refrain from taking any action.

C. Non-Solicitation of Employees/Consultants. Each SMD shall not, directly or indirectly, during such SMD’s service with Blackstone, and for a period ending two years following (i) the termination by Blackstone of such SMD’s service pursuant to Sections 5(a) or 5(b) of the SMD Agreement or (ii) the commencement of such SMD’s Garden Leave Period pursuant to Section 5(d) of the SMD Agreement (such period, the “Restricted Period”), solicit, employ, engage or retain, or assist any other individual, person, firm or other entity in soliciting, employing, engaging or retaining, (a) any employee or other agent of Blackstone, including without limitation any former employee or other agent of Blackstone who ceased working for Blackstone within the twelve-month period immediately preceding or following the date on which such SMD’s service with Blackstone terminated, or (b) any consultant or senior adviser that such SMD knows or should know is under contract with Blackstone. For purposes of this Section I.C., “solicit” means to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to terminate their employment or business relationship with Blackstone, or recommending or suggesting (including by identifying a person or entity to a third party) that a third party take any of the foregoing actions.

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II. Confidentiality

A. Each SMD expressly agrees, at all times, during and subsequent to such SMD’s service with Blackstone, to maintain the confidentiality of, and not to disclose to or discuss with, any person any Confidential Information (as hereinafter defined), except (i) to the extent reasonably necessary or appropriate to perform such SMD’s duties and responsibilities as an SMD including without limitation furthering the interests of Blackstone and/or developing new business for Blackstone (provided that Confidential Information relating to (x) personnel matters related to any present or former employee, partner or member of Blackstone (including such SMD himself or herself), including compensation and investment arrangements, or (y) the financial structure, financial position or financial results of the Blackstone Entities, shall not be so used without the prior consent of Blackstone), (ii) with the prior written consent of Blackstone, or (iii) as otherwise required by law, regulation or legal process or by any regulatory or self-regulatory organization having jurisdiction; provided that such SMD agrees that a copy of the provisions set forth in Section I may be disclosed to such SMD’s prospective future employers upon request in connection with such SMD’s application for employment.

B. For purposes of this Non-Competition Agreement, “Confidential Information” means information concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to any present or former employee, partner or member of Blackstone (including each SMD himself or herself), including compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective clients or investors, computer programs or other confidential information related to the business of Blackstone or to its members, actual or prospective clients or investors (including funds managed by affiliates of Blackstone), their respective portfolio companies or other third parties. Such information may have been or may be provided in written or electronic form or orally. All of such information, from whatever source learned or obtained and regardless of Blackstone’s connection to the information, is referred to herein as “Confidential Information.” Confidential Information excludes information that has been made generally available to the public (although it does include any confidential information received by Blackstone from any clients), but information that when viewed in isolation may be publicly known or can be accessed by a member of the public will still constitute Confidential Information for these purposes if such information has become proprietary to Blackstone through Blackstone’s aggregation or interpretation of such information. Without limiting the foregoing, Confidential Information includes any information, whether public or not, which (1) represents, or is aggregated in such a way as to represent, or purport to represent, all or any portion of the investment results of, or any other information about the investment “track record” of, (a) Blackstone, (b) a business group of Blackstone, (c) one or more funds managed by Blackstone, or (d) any individual or group of individuals during their time at Blackstone, or (2) describes an individual’s role in achieving or contributing to any such investment results.

III. Non-Disparagement

Each SMD agrees that, during and at any time after such SMD’s service with Blackstone, such SMD will not, directly or indirectly, through any agent or affiliate, make any disparaging comments or criticisms (whether of a professional or personal nature) to any individual or other third party (including without limitation any present or former member, partner or employee of Blackstone) or entity regarding Blackstone (or the terms of any agreement or arrangement of any Blackstone entity) or any of their respective affiliates, members, partners or employees, or regarding such SMD’s relationship with Blackstone or the termination of such relationship which, in each case, are reasonably expected to result in material damage to the business or reputation of Blackstone or any of its affiliates, members, partners or employees.

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IV. Remedies

A. Injunctive Relief. Each SMD acknowledges and agrees that Blackstone’s remedy at law for any breach of the Restrictive Covenants would be inadequate and that for any breach of such covenants, Blackstone shall, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Non-Competition Agreement, be entitled to an injunction, restraining order or other equitable relief, without the necessity of posting a bond, restraining such SMD from committing or continuing to commit any violation of such covenants. Each SMD agrees that proof shall not be required that monetary damages for breach of the provisions of this Non-Competition Agreement would be difficult to calculate and that remedies at law would be inadequate.

B. Forfeiture. In the event of any breach of this Non-Competition Agreement, the SMD Agreement or any limited liability company agreement, partnership agreement or other governing document of Blackstone to which such SMD is a party, or any termination for Cause of such SMD’s services, (i) such SMD shall no longer be entitled to receive payment of any amounts that would otherwise be payable to such SMD following such SMD’s withdrawal as an SMD, member or partner, as the case may be, of Blackstone (including, without limitation, return of such SMD’s capital contributions), (ii) all of such SMD’s remaining SMD, member, partner or other interests (including carried interests) in Blackstone (whether vested or unvested and whether delivered or not yet delivered) shall immediately terminate and be null and void and all of the securities of Blackstone Holdings or the Blackstone Group L.P., a Delaware limited partnership (whether vested or unvested and whether delivered or not yet delivered) held by such SMD or such SMD’s personal planning vehicle(s) shall be forfeited, (iii) no further such interests or securities will be awarded to such SMD, and (iv) all unrealized gains (by investment) related to such SMD’s side by side investments will be forfeited.

V. Amendment; Waiver

A. This Non-Competition Agreement may not be modified, other than by a written agreement executed by each SMD and Blackstone, nor may any provision hereof be waived other than by a writing executed by Blackstone.

B. The waiver by Blackstone of any particular default by each SMD or any employee of Blackstone, shall not affect or impair the rights of Blackstone with respect to any subsequent default of the same or of a different kind by such SMD or any employee of Blackstone; nor shall any delay or omission by Blackstone to exercise any right arising from any default by such SMD affect or impair any rights that Blackstone may have with respect to the same or any future default by such SMD or any employee of Blackstone.

VI. Governing Law

This Non-Competition Agreement and the rights and duties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York.

VII. Resolution of Disputes; Submission to Jurisdiction; Waiver of Jury Trial

Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Non-Competition Agreement (including the validity, scope and enforceability of this arbitration provision) or otherwise relating to Blackstone (including, without limitation, any claim of discrimination in connection with such SMD’s tenure as an SMD, partner or member of Blackstone or any aspect of any relationship between such SMD and Blackstone or any

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termination of such SMD’s services as such member or partner or of any aspect of any relationship between such SMD and Blackstone) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Non-Competition Agreement shall continue if reasonably possible during any arbitration proceedings.

A. Notwithstanding the provisions of this Section VII, Blackstone may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder and/or enforcing an arbitration award and, for the purposes of this Section VII.A, each SMD (i) expressly consents to the application of this Section to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Non-Competition Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Chief Legal Officer of Blackstone as such SMD’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such SMD of any such service of process, shall be deemed in every respect effective service of process upon such SMD in any such action or proceeding.

B. EACH SMD HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF SECTION VII.A, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS NON-COMPETITION AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration or to confirm an arbitration award. The parties acknowledge that the forum designated by this Section VII.B will have a reasonable relation to this Non-Competition Agreement, and to the parties’ relationship with one another.

C. Each SMD hereby waives, to the fullest extent permitted by applicable law, any objection which such SMD now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Sections VII.A and VII.B and agrees not to plead or claim the same.

D. Each SMD hereby agrees that such SMD shall not, nor shall such SMD allow anyone acting on such SMD’s behalf to, subpoena or otherwise seek to gain access to any financial statements or other confidential financial information relating to Blackstone, or any of their respective members or partners, except as specifically permitted by the terms of this Non-Competition Agreement or by the provisions of any limited liability company agreement, partnership agreement or other governing document of Blackstone to which such SMD is a party; provided, that in any proceeding referred to in this Section VII, each SMD shall have the right to use firm financial statements previously provided to such SMD to the extent expressly provided in Section II of this Agreement.

VIII. Entire Agreement

This Non-Competition Agreement contains the entire agreement between the parties with respect to the subject matter herein and supersedes all prior oral and written agreements between the parties pertaining to such matters.

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IX. Severability

If any provision of this Non-Competition Agreement shall be held or deemed to be invalid, illegal or unenforceable in any jurisdiction for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

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WHEREOF, the parties hereto have duly executed this SMD Non-Competition and Non-Solicitation Agreement as of the date first above written.

BLACKSTONE HOLDINGS I L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman
Title:	Chairman and Chief Executive Officer

BLACKSTONE HOLDINGS II L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman
Title:	Chairman and Chief Executive Officer

BLACKSTONE HOLDINGS III L.P.

By:	Blackstone Holdings III GP L.L.C., its general partner

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman
Title:	Chairman and Chief Executive Officer

BLACKSTONE HOLDINGS IV L.P.

By:	Blackstone Holdings IV GP L.P., its general partner

By:	Blackstone Holdings IV GP Management L.L.C., its general partner

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman
Title:	Chairman and Chief Executive Officer

BLACKSTONE HOLDINGS V L.P.

By:	Blackstone Holdings V GP L.P., its general partner

By:	Blackstone Holdings V GP Management (Delaware) L.P., its general partner

By:	Blackstone Holdings V GP Management L.L.C., its general partner

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman
Title:	Chairman and Chief Executive Officer

Agreed and accepted as of the date first above written:

By:	/s/ Laurence A. Tosi
(Please sign above)

Print Name: Laurence A. Tosi